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                           MORGAN STANLEY DEAN WITTER
                       MORGAN STANLEY & CO. INCORPORATED
                                 1585 BROADWAY
                            NEW YORK, NEW YORK 10036

                           OFFER TO PURCHASE FOR CASH

                     37,037,037 SHARES OF ITS COMMON STOCK

                                       AT

                                 $27 PER SHARE

                                       OF

                          U.S. OFFICE PRODUCTS COMPANY

  THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT,
                  NEW YORK CITY TIME, ON MONDAY, JUNE 1, 1998,
                         UNLESS THE OFFER IS EXTENDED.

                                                                     May 4, 1998

To Brokers, Dealers, Commercial
   Banks, Trust Companies and
   Other Nominees:

    We have been appointed by U.S. Office Products Company, a Delaware corporation (the "Company"), to act as Dealer Manager in connection with the Company's offer to purchase for cash 37,037,037 shares of its common stock, $.001 par value per share (the "Shares"), at a price of $27 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Company's Offer to Purchase dated May 4, 1998 (the "Offer to Purchase") and the related Letter of Transmittal (which together constitute the "Offer"). The 37,037,037 Shares includes Shares that may be tendered upon exercise of outstanding stock options with an exercise price of less than $27 per Share under the Company's stock option plans ("Option Shares"), as described in the Offer to Purchase. Unless otherwise noted, the term Shares includes Option Shares. The Company will purchase all Shares validly tendered and not withdrawn upon the terms and subject to the conditions set forth in the Offer to Purchase and in the related Letter of Transmittal, including the provisions relating to proration described in the Offer to Purchase.

    The Offer is conditioned upon a minimum of 37,037,037 Shares being tendered. The Offer is also subject to certain conditions set forth in Section 5 of the Offer to Purchase.

    For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

        1. Offer to Purchase dated May 4, 1998;

        2. Letter of Transmittal for your use and for the information of your clients, together with GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION NUMBER ON SUBSTITUTE FORM W-9 providing information relating to U.S. federal income tax backup withholding;

        3. Notice of Guaranteed Delivery to be used to accept the Offer if the Shares and all other required documents cannot be delivered to the Depositary by the Expiration Date (as defined in the Offer to Purchase);

        4. Letter dated May 4, 1998 from the Company to its stockholders;
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        5. A form of letter that may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer; and

        6. Return envelope addressed to First Chicago Trust Company of New York, the Depositary.

    WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE OFFER, THE PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, JUNE 1, 1998, UNLESS THE OFFER IS EXTENDED.

    The Company will not pay any fees or commissions to any broker, dealer or other person (other than the Dealer Manager, the Information Agent, the Depositary and the ESPP Agent as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. The Company will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers. The Company will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 7 of the Letter of Transmittal. No broker, dealer, bank, trust company or fiduciary shall be deemed to be either our agent or the agent of the Company, the Information Agent or the Depositary for the purposes of the Offer.

    Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Information Agent or the undersigned at the addresses and telephone numbers set forth on the back cover of the Offer to Purchase.

                                          Very truly yours,

                                           MORGAN STANLEY DEAN WITTER

    NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU THE AGENT OF THE COMPANY, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.